NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 3, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 6, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Pogo Producing Company and Plains Exploration & Production Company became effective on November 6, 2007. For each share of Common Stock of Pogo Producing Company holders elected to receive either cash, shares of Plains Exploration, or a combination of cash and stock. [Based on the aggregate merger consideration equal to 0.68201 of a share of Plains Exploration & Production Company Common Stock and $24.88 in Cash.]. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 7, 2007.